UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported:  September 23, 2009)

Innophos Holdings, Inc.
(Exact name of Registrant as specified in its their Charter)

Delaware (States or other jurisdictions of incorporation)	001-33124 (Commission File Numbers)	20-1380758 (IRS Employer Identification Nos.)

259 Prospect Plains Road
Cranbury, New Jersey 08512
(Address of Principal Executive Office, including  Zip Code)

(609) 495-2495
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 25, 2009, the Registrant issued a press release announcing the election, effective September 23, 2009, of Neil Salmon as its Vice President and Chief Financial Officer. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K, and the portion of the text thereof consisting of the first four paragraphs is incorporated herein by reference.

The Registrant expects to enter into an employment agreement with Mr. Salmon substantially consistent with, and in form similar to, those currently in use for its other senior executive officers in the U.S. as described in the Registrant’s proxy materials for its 2009 Annual Meeting of Stockholders. The principal terms of Mr. Salmon’s employment expected to be embodied in the agreement are for (i) an initial starting base salary of $275,000, (ii) participation in the Company’s short term incentive plan at a target level equal to 50% of base salary (pro rated for 2009), (iii) participation in the Company’s long term incentive program (currently, the 2009 Long-Term Incentive Plan, or 2009 LTIP) at a target level of 50% of base salary (with an equity grant for 2009 determined as under the 2009 LTIP having a value of $35,000), (iv) participation in the Company’s pension and welfare benefits plans consistent with his position, and (v) a package of benefits aimed at assisting Mr. Salmon in relocating his family from the United Kingdom to the corporate headquarters area.  Mr. Salmon’s employment agreement is also expected to contain termination severance arrangements consistent with those for similarly situated executives (expanded under circumstances involving a change of control of the Registrant) with such benefits pro rated until completion of a minimum period of service.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit No.	Description

99.1	Press Release issued by the Registrant on September 25, 2009

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

By: /s/ William N. Farran
Name: William N. Farran Title: Vice President, General Counsel & Secretary

Dated: September 29, 2009